                                                                   Exhibit 5-a



November 21, 1995



Rockwell International Corporation
2201 Seal Beach Boulevard
Seal Beach, CA  90740

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Rockwell International Corporation, a Delaware corporation (the "Company"), and am delivering this opinion in connection with the filing on this date by the Company of a Registration Statement on Form S-8 (the "Registration Statement") registering under the Securities Act of 1933, as amended (the "Act"), 200,000 shares of Common Stock, par value $1.00 per share, of the Company (the "Common Shares") that may be issued in accordance with the Rockwell Retirement Savings Plan for Certain Employees (the "Plan").

I have examined such documents, records and matters of law as I have deemed necessary as a basis for the opinions hereinafter expressed.

On the basis of the foregoing, and having regard for legal considerations that I deem relevant, I am of the opinion that when the Registration Statement becomes effective under the Act, any Common Shares issued and delivered in accordance with the Plan will, when so delivered, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware and the Federal laws of the United States.

Very truly yours,



/s/ William J. Calise, Jr.